INDEPENDENT ACCOUNTANTS’ CONSENT

Exhibit 23.2

Community Bancshares, Inc.

Blountsville, Alabama

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 14, 2004, relating to the consolidated financial statements of Community Bancshares, Inc. and subsidiaries appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ Carr, Riggs & Ingram LLC
Montgomery, Alabama

July 7, 2004